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                                                                     EXHIBIT 3.7

                               IMPAC GROUP, INC.

                           CERTIFICATE OF AMENDMENT
                                      TO
                          FOURTH AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION

     IMPAC GROUP, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the "Company"), does
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hereby certify, pursuant to Section 242 of the General Corporation Law of the
State of Delaware, that:

     FIRST:  Pursuant to Sections 141(f) and 228 of the General Corporation Law
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of the State of Delaware and Sections 3.15 and 2.11 of the Company's By-Laws, by
written consent of the Board of Directors of the Company dated as of January 7, 2000, and by written consent of the stockholders of the Company dated January
10, 2000, the Amendment to the Company's Fourth Amended and Restated Certificate of Incorporation changing Article Ten of the Fourth Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and referred
                                   ----------------------------
to in the following resolutions were duly adopted:

RESOLVED:    That it is deemed advisable and in the best interest of the Company to amend Article Ten, Certain Definitions, of its Certificate of Incorporation by deleting the definition of "Heritage Indebtedness" in its entirety and inserting the following definition in the appropriate alphabetical location in such Article Ten:

             ""Heritage Indebtedness" means (i) all Indebtedness of the Company Incurred by the Company under any notes issued by the Company pursuant to certain Note Purchase Agreements between the Company and Heritage Fund II Investment Corporation or its Affiliates; provided that the aggregate principal amount outstanding of all such Indebtedness shall not exceed $8,150,000 at any time and the terms of such Indebtedness must comply with the provisions of either Section 7.20 or Section 8.05(k)(II) of the Current Credit Agreement, as amended by the Sixth Amendment thereto dated as of November 2, 1999, and (ii) any Permitted Refinancing Indebtedness Incurred by the Company, the net proceeds of which are used to refund,
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               refinance or replace any Indebtedness Incurred by the Company pursuant to clause (i) of this definition."

RESOLVED:      That the Company be and it hereby is authorized and directed to amend its Certificate of Incorporation as set forth in the foregoing resolutions, and that the appropriate officers of the Company be and they hereby are authorized and directed to execute and deliver any and all documents or certificates deemed necessary to effectuate the proposed amendment outlined above, including a Certificate of Amendment to the Certificate of Incorporation for filing with the Delaware Secretary of State.

     SECOND:   Accordingly, Article Ten, Certain Definitions, of the Fourth
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Amended and Restated Certificate of Incorporation of the Company is hereby amended to read as set forth herein.
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     IN WITNESS WHEREOF, IMPAC Group, Inc., has caused this Certificate of
Amendment to its Fourth Amended and Restated Certificate of Incorporation to be executed by David C. Underwood, its Chief Financial Officer, this 10th day of January, 2000.

                                             IMPAC GROUP, INC.


                                             By:  /s/ David C. Underwood
                                                ------------------------
                                                David C. Underwood
                                                Chief Financial Officer